AMERICAN STORES COMPANY

                       KEY MANAGEMENT ANNUAL INCENTIVE PLAN

I am pleased to inform you that you have been selected to participate in the American Stores Company Key Management Annual Incentive Plan ("Plan") for the fiscal year 1995. The basic objective of this incentive plan is to achieve an improvement in earnings. Earnings is a key element for measuring the success of the Company and provides a fair method to measure the performance of all who share in the Plan.

OVERVIEW

The Plan has been designed to provide an incentive to focus on achieving and exceeding the annual earnings target. The maximum payout as a percent of base salary will be equal to your bonus percentage participation level times 250%.

Each participant will have an expected incentive award equal to a specified percentage of his or her average annual salary during the fiscal year. For this purpose, average annual salary is defined as the base pay an individual received during the fiscal year of January 29, 1995 through February 3, 1996. Each participant will be informed of his or her bonus percentage participation level which is determined by each individual's job classification and responsibilities.

(The payout relationships indicated in this document are for a bonus participant whose bonus level is at 30% of base salary; participants at different bonus levels are prorated from this level. Exhibit I will assist you in estimating your bonus payout amount.)

COMPUTATION OF BONUS AWARD

Participants in the Plan will be awarded an incentive payment based on the increase in adjusted earnings in the current fiscal year over the earnings target. Adjusted earnings equal consolidated earnings before taxes, adjusted for gains or losses and any one-time non-recurring events. The LIFO amount to be used for bonus purposes will not vary from the budgeted amount. The earnings
target for fiscal 1995 is $              .   The point at which the bonus will
begin to be earned is $                    or  77% of $                   .

The following describes the relationship of earnings achievement to bonus payouts. (The notation "for each 1%" refers to the number of percentage points above 77% and above 100%)

                 % of Earnings                             % of Base
                 Target                                  Salary Earned
                77% -   99.99%                       1.304348% for each 1%
               100% - 123%                           1.956521% for each 1%

AMERICAN STORES COMPANY
KEY MANAGEMENT ANNUAL INCENTIVE PLAN (cont.)

ADMINISTRATION

Key Management employees transferred to other operating companies or transferred to other incentive plans will share in this Plan based on their salary received while a participant in this Plan.

Being a participant in this Plan is not to be construed as a contract for employment, nor an agreement on the part of management of the Company for such employment. Termination of employment of a participant for any reason except retirement, death or disability prior to the end of the fiscal year shall, except at the approval of the President and CEO of American Stores Company, be cause for cancellation of all rights to a bonus award for that year.

In the case of death, disability as determined under the American Stores Long-Term Disability Plan, or retirement at or after age 57, generally a pro rata award will be made based on the participant's salary received while a participant in this Plan. Payment will be made at the regular time (i.e., after the final financial results of American Stores Company have been approved by the Compensation and Stock Option Committee). A pro rata award will not be made to individuals retiring at or after age 57 who begin competing with the company within 1 year of leaving employment. For purposes of this paragraph the word "competing" shall mean working or consulting for a retail establishment in the food or drug business in direct competition with a business operated by the Company or its subsidiaries as a supermarket store, a drug store, a warehouse store, a club store or any combination thereof, or that primarily sells the products which constitute at least ten percent (10%) of the products sold in any of the stores described above.

Employees who are on sick leave in excess of one month will forfeit their share of bonus accrued during their illness unless the bonus award is otherwise approved by the President and CEO of American Stores Company.

For those bonus payments made after the calendar year in which the employee either dies or retires at or after age 57, an additional payment will be made at the same time the bonus payment is made. The calculation for this payment will be:

  Bonus payment multiplied by the latest available American Stores Retirement Estates (ASRE) company contribution on pay factor

                                      Plus

  Bonus payment multiplied by 6% and this result multiplied by the latest available ASRE company match on personal deposits factor.

Incentive compensation shall be computed on the financial results for the full fiscal year January 29, 1995 through February 3, 1996 as adjusted. The determination of adjusted earnings will be made by the Compensation and Stock Option Committee of American Stores Company and will be conclusive with respect to all incentive awards to be paid. With this in mind, it is the intention of the Company that all incentive payments for fiscal year 1995 will be paid in April 1996.




EXHIBIT I


Steps to estimate your bonus payout:

1. Locate on the attached table the value that is next to the expected earnings achievement for fiscal year 1995.

      Example:  If you expect that earnings will be 103% of target,
  the value     is 119.57% which is the percentage of your bonus that
  you will earn.

  2.  Use the value determined above in the formula below.

      Fiscal salary   X  Bonus percentage      X   Value    =     Estimated
                         participation level        from          Bonus
                         (as indicated on           #1 above      Payment
                         your cover letter)


      EXAMPLE:          Fiscal salary Feb. 95-Jan. 96         =     $50,000
                        Bonus Level                           =         30%
                        Earnings as % of Target               =        103%


      50,000          X      30%     X   119.57%              =  $17,935.50